STRONG FOURTH QUARTER PROPELS TYSON FOODS TO RECORD YEAR
GUIDES TO CONTINUED EPS GROWTH IN FISCAL 2018
Springdale, Arkansas – November 13, 2017 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®, today reported the following results:

(in millions, except per share data)	Fourth Quarter		Twelve Months Ended
	2017	2016	2017	2016
Sales	$10,145	$9,156	$38,260	$36,881
Operating Income	681	586	2,931	2,833

Net Income	395	392	1,778	1,772
Less: Net Income Attributable to Noncontrolling Interests	1	1	4	4
Net Income Attributable to Tyson	$394	$391	$1,774	$1,768

Net Income Per Share Attributable to Tyson	$1.07	$1.03	$4.79	$4.53

Adjusted¹ Operating Income	$902	$586	$3,263	$2,833

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.43	$0.96	$5.31	$4.39
1 Adjusted operating income and adjusted net income per share attributable to Tyson, or Adjusted EPS, are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release. Adjusted net income per share attributable to Tyson guidance is provided on a non-GAAP basis because certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. A further explanation of providing non-GAAP guidance is included at the end of this release.
Fiscal 2017 Highlights

•	Record GAAP EPS of $4.79, up 6% from last year; Record Adjusted EPS of $5.31, up 21% from last year

•	Record GAAP operating income of $2,931 million; Record Adjusted operating income of $3,263 million

•	Total company GAAP operating margin at 7.7%; Record Adjusted operating margin at 8.5%

•	Operating cash flow of $2.6 billion
Fourth Quarter Highlights

•	GAAP EPS of $1.07, up 4% from last year; Adjusted EPS of $1.43, up 49% from last year

•	GAAP operating income of $681 million; Adjusted operating income of $902 million

•	Total company GAAP operating margin at 6.7%; Adjusted operating margin at 8.9%

•	Reduced debt over $600 million
Guidance

•	Adjusted[1] EPS guidance of $5.70-$5.85, representing an approximate 7-10% increase from fiscal 2017 Adjusted EPS
“The fourth quarter was a strong finish to another record year,” Tom Hayes, Tyson Foods’ president and chief executive officer, said. “We delivered well over our goals of at least 4 percent operating income growth, EPS growth in the high single digits and 3 percent volume growth in value-added products, and expect to meet or exceed these goals again in fiscal 2018.
“Our Beef and Pork segments delivered outstanding returns for the quarter and for the year, again generating significant cash to fuel investments in our Chicken and Prepared Foods segments. For the 2017 fiscal year, our Core 9 product lines and our total retail business continued to outpace total food and beverage growth in both dollars and volume. At foodservice, our Focus 5 products are growing at six times the rate of the broadline distribution channel.

“Fiscal 2017 was a year of great change and, despite some challenges, our team remained focused on the long term by keeping consumer relevance, customer growth and shareholder value creation at the forefront. Not only did we generate exceptional financial results, we also strengthened the foundation needed to accelerate growth through several initiatives. We refined our strategy and put in place a new management team to implement it. With a renewed focus on protein packed brands, we initiated the divestiture of some non-protein businesses. We acquired and are successfully integrating AdvancePierre Foods to expand our manufacturing capabilities in sandwiches and other prepared foods and to increase our presence in the convenience store channel. We repurchased roughly $650 million in shares before the AdvancePierre acquisition and then redirected cash flow and proceeded to pay down more than $600 million of debt. We announced a restructuring and cost cutting program to increase our agility as an organization. To cap off a great year, the Board of Directors increased the dividend by $0.30 to $1.20 per share annually, an increase of 33%.
“Fiscal 2018 is off to a great start, and we’re currently expecting adjusted earnings growth of 7-10 percent to $5.70-5.85 per share. We’re confident in our ability to realize in excess of $200 million in net savings this fiscal year from our Financial Fitness program, including AdvancePierre synergies. We’re planning capital expenditures of $1.4 billion in fiscal 2018 while we continue reducing debt to reach our net debt to EBITDA target of around 2x, which we anticipate will happen by the third quarter. When we reach that target, we intend to resume repurchasing our shares.
“Our plan is to grow our business year after year through differentiated capabilities, deliver ongoing financial fitness through continuous improvement and sustain our company as we sustainably feed the world with the fastest growing portfolio of protein packed brands.”

SEGMENT RESULTS (in millions)

Sales
(for the fourth quarter and twelve months ended September 30, 2017 and October 1, 2016)
	Fourth Quarter				Twelve Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2017	2016	Change	Change	2017	2016	Change	Change
Beef	$3,808	$3,477	3.3%	6.0%	$14,823	$14,513	1.8%	0.4%
Pork	1,362	1,235	(1.2)%	11.7%	5,238	4,909	0.6%	6.1%
Chicken	3,035	2,811	4.1%	3.7%	11,409	10,927	1.2%	3.1%
Prepared Foods	2,263	1,837	9.5%	12.5%	7,853	7,346	3.2%	3.6%
Other	92	96	(2.7)%	(1.7)%	349	380	(4.9)%	(3.4)%
Intersegment Sales	(415)	(300)	n/a	n/a	(1,412)	(1,194)	n/a	n/a
Total	$10,145	$9,156	3.2%	7.3%	$38,260	$36,881	1.0%	2.7%

Operating Income (Loss)
(for the fourth quarter and twelve months ended September 30, 2017 and October 1, 2016)
	Fourth Quarter				Twelve Months Ended
			Operating Margin				Operating Margin
	2017	2016	2017	2016	2017	2016	2017	2016
Beef	$305	$139	8.0%	4.0%	$877	$347	5.9%	2.4%
Pork	121	108	8.9%	8.7%	645	528	12.3%	10.8%
Chicken	263	220	8.7%	7.8%	1,053	1,305	9.2%	11.9%
Prepared Foods	11	133	0.5%	7.2%	462	734	5.9%	10.0%
Other	(19)	(14)	n/a	n/a	(106)	(81)	n/a	n/a
Total	$681	$586	6.7%	6.4%	$2,931	$2,833	7.7%	7.7%
Note: On June 7, 2017, we acquired and consolidated AdvancePierre Foods Holdings, Inc. ("AdvancePierre"), a producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks. AdvancePierre's results from operations subsequent to the acquisition closing are included in the Prepared Foods and Chicken segments.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the fourth quarter and twelve months ended September 30, 2017 and October 1, 2016)
	Fourth Quarter				Twelve Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2017	2016	2017	2016	2017	2016	2017	2016
Beef	$313	$139	8.2%	4.0%	$885	$347	6.0%	2.4%
Pork	124	108	9.1%	8.7%	648	528	12.4%	10.8%
Chicken	322	220	10.6%	7.8%	1,117	1,305	9.8%	11.9%
Prepared Foods	152	133	6.7%	7.2%	675	734	8.6%	10.0%
Other	(9)	(14)	n/a	n/a	(62)	(81)	n/a	n/a
Total	$902	$586	8.9%	6.4%	$3,263	$2,833	8.5%	7.7%
Note: Adjusted operating income is a non-GAAP financial measure and is explained and reconciled to a comparable GAAP measure at the end of this release.

Adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as substitutes for operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Beef - Sales volume increased due to improved availability of cattle supply, stronger domestic demand for our beef products and increased exports. Average sales price increased as demand for our beef products and strong exports outpaced the increase in live cattle supplies. Operating income increased due to more favorable market conditions as we maximized our revenues relative to the decline in live fed cattle costs, partially offset by higher operating costs.

•
Pork - Sales volume increased for fiscal 2017 due to strong demand for our pork products and increased exports. Sales volume decreased in the fourth quarter of fiscal 2017 as a result of balancing our supply with customer demand. Average sales price increased as demand for our pork products and strong exports outpaced the increase in live hog supplies. Operating income increased as we maximized our revenues relative to the live hog markets, partially attributable to stronger export markets and operational and mix performance, which were partially offset by higher operating costs.

•
Chicken - Sales volume was up due to better demand for our chicken products along with the incremental volume from the AdvancePierre acquisition. Average sales price increased due to sales mix changes. Operating income for fiscal 2017 was below prior year record results due to higher operating costs, which included increased compensation and benefit integration expense of $41 million, $17 million of incremental net costs attributable to two plant fires, in addition to restructuring and related charges of $56 million in the fourth quarter of fiscal 2017. Operating income increased in the fourth quarter of fiscal 2017, despite the $56 million of restructuring and related charges, due to improved operational execution and lower feed ingredient costs. Feed costs decreased $65 million and $80 million for the fourth quarter and fiscal 2017, respectively.

•
Prepared Foods - Sales volume increased for fiscal 2017 due to improved demand for our retail products and incremental volumes from the AdvancePierre acquisition, partially offset by declines in foodservice. Sales volume increased in the fourth quarter of fiscal 2017 primarily as the result of incremental volumes from the AdvancePierre acquisition, partially offset by declines in foodservice. Average sales price increased due to better product mix which was positively impacted by the acquisition of AdvancePierre as well as higher input costs of $50 million for fiscal 2017 and $105 million in the fourth quarter of fiscal 2017. Operating income for fiscal 2017 decreased due to impairments of $52 million related to our San Diego operation and of $45 million related to the expected sale of a non-protein business, $30 million of compensation and benefit integration expense, $34 million related to AdvancePierre purchase accounting and acquisition related costs, $82 million of restructuring and related charges, in addition to higher operating costs at some of our facilities. Operating income for the fourth quarter of fiscal 2017 decreased due to an impairment of $45 million related to the expected sale of a non-protein business, $82 million of restructuring and related charges, $14 million related to AdvancePierre purchase accounting and acquisition related costs and higher operating costs at some of our facilities. Additionally, Prepared Foods operating income was positively impacted by $137 million in synergies, of which $18 million was incremental synergies in the fourth quarter of fiscal 2017. For the 12 months of fiscal 2017, Prepared Foods operating income was positively impacted by $538 million in synergies, of which $97 million was incremental synergies in fiscal 2017 above the $156 million of synergies realized in fiscal 2016 and $285 million realized in fiscal 2015. The positive impact of these synergies to operating income was partially offset with investments in innovation, new product launches and supporting the growth of our brands.

Outlook
In fiscal 2018, USDA indicates domestic protein production (beef, pork, chicken and turkey) should increase approximately 3-4% from fiscal 2017 levels, but stronger export markets should partially absorb the increase. As previously announced, in the fourth quarter of fiscal 2017, our Board of Directors approved a multi-year restructuring program (the “Financial Fitness Program”), that is expected to contribute to the Company’s overall strategy of financial fitness through increased operational effectiveness and overhead reduction. Through a combination of synergies from the integration of AdvancePierre and additional elimination of non-value added costs, the program is estimated to result in net savings of $200 million in fiscal 2018, $400 million in fiscal 2019 including new savings of $200 million, and $600 million in fiscal 2020 including additional savings of $200 million. The majority of these savings, which are focused on supply chain, procurement, and overhead improvements, are expected to be realized in the Prepared Foods and Chicken segments. The following is a summary of the outlook for each of our segments, as well as an outlook for sales, capital expenditures, net interest expense, liquidity, share repurchases and dividends for fiscal 2018. Adjusted operating margin guidance is provided below on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2018 adjusted operating margin guidance to its full-year fiscal 2018 projected GAAP operating margin guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort. Adjusted operating margin should not be considered a substitute for operating margin or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

•
Sale of Non-Protein Businesses – On April 24, 2017, we announced our intent to sell three non-protein businesses, Sara Lee® Frozen Bakery, Kettle and Van’s®, which are all a part of our Prepared Foods segment, as part of our strategic focus on protein-packed brands. The revenues from these businesses totaled approximately $650 million for fiscal 2017 and the businesses had a net carrying value of $803 million at September 30, 2017. We anticipate we will close the transactions by the end of calendar 2017, or early calendar 2018, and expect to record a net pretax gain as a result of the sale of these businesses. We have excluded these businesses' expected results from our fiscal 2018 outlook.

•
Beef – We expect industry fed cattle supplies to increase approximately 1-2% in fiscal 2018 as compared to fiscal 2017. We expect ample supplies in regions where we operate our plants. We believe our Beef segment's adjusted operating margin in fiscal 2018 should be above 5%.

•	Pork – We expect industry hog supplies to increase approximately 3% in fiscal 2018 as compared to fiscal 2017. For fiscal 2018, our Pork segment's adjusted operating margin should be above 9%.

•
Chicken – AdvancePierre contributed approximately $100 million of revenue in fiscal 2017, and we expect incremental revenue of approximately $250 million in fiscal 2018 for a total of approximately $350 million in the first full fiscal year as part of our operation. We expect to capture Financial Fitness Program net savings in excess of $90 million in fiscal 2018, which is a combination of AdvancePierre net synergies and reduction of non-value added costs. USDA projects an increase in chicken production of approximately 2% in fiscal 2018 as compared to fiscal 2017. Based on current futures prices, we expect similar feed costs in fiscal 2018 compared to fiscal 2017. For fiscal 2018, we believe our Chicken segment sales will grow with around 3% volume growth, and adjusted operating margins should improve to around 11%.

•
Prepared Foods – AdvancePierre contributed approximately $425 million of revenue in fiscal 2017, and we expect incremental revenue of approximately $950 million in fiscal 2018 for a total of approximately $1.4 billion in the first full fiscal year as part of our operation. We expect to capture Financial Fitness Program net savings in excess of $100 million in fiscal 2018, which is a combination of AdvancePierre net synergies and reduction of non-value added costs. We currently expect input costs to be flat for fiscal 2018 as compared to fiscal 2017. For fiscal 2018, we expect our Prepared Foods segment sales to grow and adjusted operating margin should be between 11-12%. We will continue to evaluate the range as we close the sale of the three non-protein businesses and further integrate AdvancePierre.

•
Other – Other includes our foreign operations related to raising and processing live chickens in China and India, third-party merger and integration costs and corporate overhead related to Tyson New Ventures, LLC. We expect Other operating loss should be approximately $40 million in fiscal 2018, excluding the impact of merger and integration expense from the acquisition of AdvancePierre and restructuring and related costs.

•
Sales – We expect fiscal 2018 sales to grow approximately 7% to approximately $41 billion which excludes the revenue of the three non-protein businesses held for sale referenced above. The expected increase in fiscal 2018 sales is attributed to incremental AdvancePierre sales of $1.2 billion, an increase in sales volume in our legacy businesses excluding the impact of sales from the three non-protein businesses, and an increase in pricing predominantly in our Chicken segment.

•
Capital Expenditures – We expect capital expenditures to approximate $1.4 billion for fiscal 2018. Capital expenditures will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that will result in production and labor efficiencies, yield improvements and sales channel flexibility.

•
Net Interest Expense – We expect net interest expense to approximate $325 million for fiscal 2018, which includes estimates regarding the timing and net proceeds from the divestiture of our Sara Lee® Frozen Bakery, Kettle and Van’s® businesses as we intend to use the net sales proceeds to pay down debt.

•	Liquidity – We expect total liquidity, which was approximately $1.0 billion at September 30, 2017, to remain in line with our minimum liquidity target of $1.0 billion.

•
Share Repurchases – We currently do not plan to repurchase shares, other than to fund obligations under equity compensation programs, until we reach our net debt to EBITDA target of around 2x. We anticipate reaching this goal by the third quarter of fiscal 2018.

•
Dividends– On November 10, 2017, the Board of Directors increased the quarterly dividend previously declared on August 10, 2017, to $0.30 per share on our Class A common stock and $0.27 per share on our Class B common stock. The increased quarterly dividend is payable on December 15, 2017, to shareholders of record at the close of business on December 1, 2017. The Board also declared a quarterly dividend of $0.30 per share on our Class A common stock and $0.27 per share on our Class B common stock, payable on March 15, 2018, to shareholders of record at the close of business on March 1, 2018. We anticipate the remaining quarterly dividends in fiscal 2018 will be $0.30 and $0.27 per share of our Class A and Class B stock, respectively. This results in an annual dividend rate in fiscal 2018 of $1.20 for Class A shares and $1.08 for Class B shares, or a 33% increase compared to the fiscal 2017 annual dividend rate.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Sales	$10,145	$9,156	$38,260	$36,881
Cost of Sales	8,794	8,067	33,177	32,184
Gross Profit	1,351	1,089	5,083	4,697

Selling, General and Administrative	670	503	2,152	1,864
Operating Income	681	586	2,931	2,833
Other (Income) Expense:
Interest income	(2)	(1)	(7)	(6)
Interest expense	94	58	279	249
Other, net	9	(2)	31	(8)
Total Other (Income) Expense	101	55	303	235
Income before Income Taxes	580	531	2,628	2,598
Income Tax Expense	185	139	850	826
Net Income	395	392	1,778	1,772
Less: Net Income Attributable to Noncontrolling Interests	1	1	4	4
Net Income Attributable to Tyson	$394	$391	$1,774	$1,768
Weighted Average Shares Outstanding:
Class A Basic	296	305	296	315
Class B Basic	70	70	70	70
Diluted	369	381	370	390
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.10	$1.06	$4.94	$4.67
Class B Basic	$0.98	$0.96	$4.45	$4.24
Diluted	$1.07	$1.03	$4.79	$4.53
Dividends Declared Per Share:
Class A	$0.225	$0.150	$0.975	$0.650
Class B	$0.203	$0.135	$0.878	$0.585

Sales Growth	10.8%		3.7%
Margins: (Percent of Sales)
Gross Profit	13.3%	11.9%	13.3%	12.7%
Operating Income	6.7%	6.4%	7.7%	7.7%
Net Income Attributable to Tyson	3.9%	4.3%	4.6%	4.8%
Effective Tax Rate	31.9%	26.1%	32.3%	31.8%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2017	October 1, 2016
Assets
Current Assets:
Cash and cash equivalents	$318	$349
Accounts receivable, net	1,675	1,542
Inventories	3,239	2,732
Other current assets	219	265
Assets held for sale	807	—
Total Current Assets	6,258	4,888
Net Property, Plant and Equipment	5,568	5,170
Goodwill	9,324	6,669
Intangible Assets, net	6,243	5,084
Other Assets	673	562
Total Assets	$28,066	$22,373

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$906	$79
Accounts payable	1,698	1,511
Other current liabilities	1,424	1,172
Liabilities held for sale	4	—
Total Current Liabilities	4,032	2,762
Long-Term Debt	9,297	6,200
Deferred Income Taxes	2,979	2,545
Other Liabilities	1,199	1,242

Total Tyson Shareholders’ Equity	10,541	9,608
Noncontrolling Interests	18	16
Total Shareholders’ Equity	10,559	9,624

Total Liabilities and Shareholders’ Equity	$28,066	$22,373

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	September 30, 2017	October 1, 2016
Cash Flows From Operating Activities:
Net income	$1,778	$1,772
Depreciation and amortization	761	705
Deferred income taxes	(39)	84
Impairment of assets	214	45
Share-based compensation expense	92	81
Other, net	(57)	(34)
Net changes in operating assets and liabilities	(150)	63
Cash Provided by Operating Activities	2,599	2,716

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(1,069)	(695)
Purchases of marketable securities	(79)	(46)
Proceeds from sale of marketable securities	61	37
Acquisition, net of cash acquired	(3,081)	—
Other, net	4	20
Cash Used for Investing Activities	(4,164)	(684)

Cash Flows From Financing Activities:
Payments on debt	(3,159)	(714)
Proceeds from issuance of long-term debt	5,444	1
Borrowings on revolving credit facility	1,810	1,065
Payments on revolving credit facility	(2,110)	(765)
Proceeds from issuance of commercial paper	8,138	—
Repayments of commercial paper	(7,360)	—
Payment of AdvancePierre TRA liability	(223)	—
Purchases of Tyson Class A common stock	(860)	(1,944)
Dividends	(319)	(216)
Stock options exercised	154	128
Other, net	15	68
Cash Provided by (Used for) Financing Activities	1,530	(2,377)
Effect of Exchange Rate Changes on Cash	4	6
Decrease in Cash and Cash Equivalents	(31)	(339)
Cash and Cash Equivalents at Beginning of Year	349	688
Cash and Cash Equivalents at End of Period	$318	$349

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Twelve Months Ended
	September 30, 2017	October 1, 2016

Net income	$1,778	$1,772
Less: Interest income	(7)	(6)
Add: Interest expense	279	249
Add: Income tax expense	850	826
Add: Depreciation	642	617
Add: Amortization (a)	106	80
EBITDA	$3,648	$3,538

Adjustments to EBITDA:
Add: AdvancePierre purchase accounting and acquisition related costs (b)	$103	$—
Add: Impairment related to the expected sale of a non-protein business	45	—
Add: Restructuring and related charges	150	—
Add: San Diego Prepared Foods operation impairment	52	—
Total Adjusted EBITDA	$3,998	$3,538

Pro forma Adjustments to EBITDA:
Add: AdvancePierre adjusted EBITDA (prior to acquisition) (c)	$193	n/a
Total Pro forma adjusted EBITDA	$4,191	$3,538

Total gross debt	$10,203	$6,279
Less: Cash and cash equivalents	(318)	(349)
Less: Short-term investments	(3)	(4)
Total net debt	$9,882	$5,926

Ratio Calculations:
Gross debt/EBITDA	2.8x	1.8x
Net debt/EBITDA	2.7x	1.7x

Gross debt/Adjusted EBITDA	2.6x	1.8x
Net debt/Adjusted EBITDA	2.5x	1.7x

Gross debt/Pro forma Adjusted EBITDA	2.4x	n/a
Net debt/Pro forma Adjusted EBITDA	2.4x	n/a

(a)
Excludes the amortization of debt issuance and debt discount expense of $13 million and $8 million for the twelve months ended September 30, 2017, and October 1, 2016, respectively, as it is included in interest expense.

(b)	AdvancePierre acquisition and integration costs includes $36 million of purchase accounting adjustments, $49 million acquisition related costs and $18 million of acquisition bridge financing fees.

(c)
Represents AdvancePierre's pre-acquisition Adjusted EBITDA, for the approximate eight months ended prior to the June 7, 2017, closing of the acquisition. These amounts are added to our Adjusted EBITDA for the twelve months ended September 30, 2017, in order for Net debt to Adjusted EBITDA to include a full twelve months of AdvancePierre results on a pro forma basis for the twelve months ended September 30, 2017. The pro forma adjusted EBITDA was derived from AdvancePierre’s EBITDA from its historical unaudited financial statements for the three months ended December 31, 2016, and April 1, 2017, as filed with the Securities and Exchange Commission, as well as AdvancePierre management unaudited financial information for the period from April 2, 2017, through the June 7, 2017, closing of the acquisition. These amounts were adjusted to remove the impact of its merger, acquisition and public filing expenses as well as related expenses including consultant fees, accelerated stock-based compensation and other deal costs. We believe this pro forma presentation is useful and helps management, investors, and rating agencies enhance their understanding of our financial performance and to better highlight future financial trends on a comparable basis with AdvancePierre results included for the twelve months ended September 30, 2017, given the significance of the acquisition to our overall results.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA and Pro forma Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA and Pro forma Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA (and to Pro forma Adjusted EBITDA) are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.
We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA and Pro forma Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA and Pro forma Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Fourth Quarter				Twelve Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2017	2016	2017	2016	2017	2016	2017	2016

Reported net income per share attributable to Tyson			$1.07	$1.03			$4.79	$4.53

Add: AdvancePierre purchase accounting and acquisition related costs (a)	$26	$—	0.04	—	$103	$—	0.18	—

Add: Restructuring and related charges	$150	$—	0.26	—	$150	$—	0.26	—

Add: San Diego Prepared Foods operation impairment	$—	$—	—	—	$52	$—	0.09	—

Add/Less: Impairment net of tax benefit related to the expected sale of a non-protein business (b)	$45	$—	0.06	—	$45	$—	(0.01)	—

Less: Recognition of previously unrecognized tax benefit and audit settlement	$—	$—	—	(0.07)	$—	$—	—	(0.14)

Adjusted net income per share attributable to Tyson			$1.43	$0.96			$5.31	$4.39
(a) AdvancePierre purchase accounting and acquisition related costs for the twelve months ended September 30, 2017, includes a $36 million purchase accounting adjustment for the fair value step-up of inventory, $49 million of acquisition related costs and $18 million of acquisition bridge financing fees.
(b) EPS impact of twelve months ended 2017 includes a tax benefit related to the expected sale of a non-protein business of ($0.07) recognized in the third quarter of fiscal 2017.

Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

Adjusted net income per share attributable to Tyson guidance is provided on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2018 Adjusted EPS guidance to its full-year fiscal 2018 projected GAAP EPS guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the fourth quarter ended September 30, 2017)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$305	$121	$263	$11	$(19)	$681
Add: AdvancePierre purchase accounting and acquisition related costs (a)	—	—	3	14	9	26
Add: Impairment related to the expected sale of a non-protein business	—	—	—	45	—	45
Add: Restructuring and related charges	8	3	56	82	1	150
Adjusted operating income (loss)	$313	$124	$322	$152	$(9)	$902

Adjusted Operating Income (Loss)
(for the twelve months ended September 30, 2017)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$877	$645	$1,053	$462	$(106)	$2,931
Add: AdvancePierre purchase accounting and acquisition related costs (b)	—	—	8	34	43	85
Add: Impairment related to the expected sale of a non-protein business	—	—	—	45	—	45
Add: Restructuring and related charges	8	3	56	82	1	150
Add: San Diego Prepared Foods operation impairment	—	—	—	52	—	52
Adjusted operating income (loss)	$885	$648	$1,117	$675	$(62)	$3,263
(a) AdvancePierre purchase accounting and acquisition related costs impacting operating income for the fourth quarter ended September 30, 2017, included a $12 million purchase accounting adjustment for the fair value step-up of inventory and $14 million of acquisition related costs.
(b) AdvancePierre purchase accounting and acquisition related costs impacting operating income for the twelve months ended September 30, 2017, included a $36 million purchase accounting adjustment for the fair value step-up of inventory and $49 million of acquisition related costs.

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 122,000 team members at September 30, 2017. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, November 13, 2017. Participants may pre-register for the call at http://dpregister.com/10113796. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.

A live webcast, including slides, will be available on the Tyson Foods Investor Relations website at http://ir.tyson.com. The webcast also can be accessed by using the direct link
https://event.on24.com/wcc/r/1471926/F47744250AC5C660BD04A206148A7410. A replay of the call will be available until December 13, 2017, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10113796. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

To download TSN’s free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store or
https://itunes.apple.com/us/app/tyson-foods-investor-relations/id924277754?ls=1&mt=8 for iPhone, and iPad or Google Play for Android mobile devices at https://play.google.com/store/apps/details?id=com.theirapp.tyson.
Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, including but not limited to statements relating to expected performance, statements appearing in the “Outlook” section and statements relating to adjusted EPS guidance and synergies estimates. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (iv) the integration of AdvancePierre Foods Holdings, Inc.; (v) the effectiveness of our financial fitness program; (vi) the implementation of an enterprise resource planning system; (vii) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) effectiveness of advertising and marketing programs; (xii) our ability to leverage brand value propositions; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) adverse results from litigation; (xvii) cyber incidents, security breaches or other disruptions of our information technology systems; (xviii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xix) risks associated with our commodity purchasing activities; (xx) the effect of, or changes in, general economic conditions; (xxi) significant marketing plan changes by large customers or loss of one or more large customers; (xxii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxiii) failure to maximize or assert our intellectual property rights; (xxiv) our participation in a multiemployer pension plan; (xxv) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (xxvi) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvii) volatility in capital markets or interest rates; and (xxviii) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 30, 2017.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235